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                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 21st day of July, 2000, by and between CME Development Corporation, a Delaware corporation (the "Corporation"), and Mark Wyllie ("Wyllie" together with the Corporation, the "Parties").


     WITNESSETH:


     WHEREAS, the Corporation wishes to employ Wyllie, and Wyllie wishes to be employed by the Corporation, on the terms and conditions set forth below;


     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the parties hereto agree as follows:


1. Position and Responsibilities.


1.1. Subject to Section 2.4 hereof, the Corporation hereby employs Wyllie to serve as Finance Director of the Corporation. Subject to the direction and authorization of the Vice-President and Chief Financial Officer of the Corporation or in his or her absence or in case such position is vacant the direction or authorization of the Chief Operating Officer or such other executive as determined by the President and the Chief Executive Officer, Wyllie shall perform such functions and undertake such responsibilities as are customarily associated with such a position. Wyllie shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

1.2. Wyllie shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.

2. Term.

2.1. The term of this Agreement shall commence on 12th September, 2000, and shall be for an indefinite period of time.


2.2. Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to Wyllie, to terminate this Agreement for Cause (as defined herein), such termination to be effective seven days after the date on which written notice is given or as of such later date otherwise specified in the notice.


2.3. For purposes of this Agreement, the term "Cause" shall mean fraud or dishonesty or acts of gross negligence in the course of providing his services herein which are injurious to the Corporation; wilful misrepresentation to shareholders or directors which is injurious to the Corporation; a wilful failure without reasonable justification to comply with a reasonable written order of the President and Chief Executive or the Board of Directors of Central European Media Enterprises Ltd. (the "Board of Directors"), which shall not be cured within 20 days after written notice; a


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wilful and material breach of this Agreement, which shall not be cured within
20 days after written notice; or the commission of a felony.


2.4. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (a) a re-assignment of Wyllie to a position outside of the UK; or (b) failure by the Corporation to comply with any of the material terms of this Agreement, which shall not have been cured within 20 days after written notice thereof. For a period of 30 days after the occurrence of a Good Reason event, Wyllie shall have the right to terminate this Agreement for Good Reason.



2.5. If this (i) Agreement shall be terminated (a) by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof or (b) by Wyllie for Good Reason (as defined herein) then the Corporation shall continue to pay to Wyllie his salary for 6 (six) months following the date of termination, but Wyllie shall not be entitled to receive any other compensation, bonuses, benefits or other payments relating to such 6 (six) month period.


2.6. Upon termination of this Agreement for any reason, the Corporation will immediately pay Wyllie all amounts due and owing, including but not limited to bonuses, accrued vacation, expense reimbursements and earned salary.


2.7. Upon expiration or termination of this Agreement, including any extension thereof, for any reason, all directorships or executive officerships in the Corporation or any of its affiliates to which Wyllie was elected or appointed shall also immediately terminate.


2.8. In the event that Wyllie wishes to terminate this Agreement for other than Good Reason, Wyllie agrees to give the corporation three months notice. Nevertheless, at the option of the Corporation, Wyllie shall be required to perform his duties during this notice period.


3. Salary.


3.1. The Corporation shall pay to Wyllie for the services to be rendered by Wyllie hereunder a base salary at the rate of GBP 100,000 per annum. The salary shall be payable in equal monthly instalments of GBP 8,333.33.


3.2. From 2001 onwards, the Corporation shall provide Wyllie with the opportunity to earn an annual performance pay. The amount of any such annual performance pay shall be determined by the CEO of the Corporation and will be assessed on the basis of achievement of yearly personal deliverables, the performance of the Company on a combined EBITDA Basis and subject to the Compensation Committee's approval in its sole discretion. The target performance pay shall be 30% of the yearly compensation. The personal deliverables shall be established annually together with the CEO as part of the budget process. The amount of the performance payment shall based upon combined station and corporate EBITDA in relation to Budget. If the Budget is achieved, Wyllie shall be eligible for 100% of the target performance pay. If EBITDA is 150% of Budget, Wyllie will be eligible for a payment equal to 200% of target. Amounts of performance pay between 100% and 200% based upon EBITDA are calculated according to a non-linear sliding scale. Bonus payment shall be made in two


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instalments. The first instalment shall be made in the first pay period following the Board's approval of the audited financial statements and the second instalment shall be made in the July pay period. In order to be eligible for these instalments Wyllie must be a full time employee of the Corporation at the time the payment is due. In the event of any dispute in the calculation of the performance pay entitlement the decision of the compensation committee shall be final. For the year 2000 Wyllie shall be eligible for a pro-rata portion of such performance pay equal to 25% of the amount otherwise payable by calculation if Wyllie had been the employee of the Corporation for the entire year.


3.3. Wyllie shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation, or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during this Agreement, provided that in any event Wyllie shall, at the Corporation's expense, be entitled to private medical insurance for himself, his partner and dependent children, disability insurance and permanent health insurance at the maximum permissible levels from time to time, and life insurance in an amount commensurate with the life insurance offered to the other senior executives of the Corporation. These benefits will not be reduced from the present level without his prior written consent. The health insurance provided to Wyllie shall be BUPA Health coverage or any equivalent to that provided by his previous employer.


3.4. The Corporation agrees to reimburse Wyllie for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by Wyllie of appropriate receipts therefore.


3.5. Wyllie shall be entitled to four weeks paid vacation per year or such other greater number of days provided for similar executives of the Company.


3.6. In the event of completion of a successful reorganisation of the Corporation, the Corporation shall grant to Wyllie an option at least equal to any options granted to any other director level employee at the first opportunity following the completion of the reorganisation. Subject to the Corporation's then applicable Stock Option Plan, the anticipated initial grant will be equal to 0.5% of the total issued and outstanding shares at the time although no specific quantity of options can be committed to at this time. In addition, the Corporation may at its sole discretion extend the Stock Option Plan in the future. The timing and amount of any subsequent option awards shall be at the discretion of the Compensation Committee and the Board of Directors of the Corporation. Options will be incentive stock options to the extent permitted by Section 422(d) of the US Internal Revenue Code 1986, as amended.


4. Death; Incapacity.


4.1. If, during the Term, because of illness or other incapacity, Wyllie shall fail for a period of 180 consecutive days, or for shorter periods aggregating more than 180 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate this Agreement by notice from the Corporation to Wyllie, effective on the giving of such notice.


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4.2. In the event of the death of Wyllie during the Term, this Agreement shall terminate on the date of such death.


4.3. Upon termination of this Agreement, the Corporation shall pay to Wyllie or his legal representatives any amounts owed to him including but not limited to expense reimbursement, accrued vacation and earned bonuses, and Wyllie shall pay to the Corporation any amounts owed to the Corporation, to the date of termination.


5. Other Activities During Agreement.


5.1. During the Term and for a period of two years thereafter, and except as contemplated herein, neither Wyllie nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor (each, a "Wyllie Affiliate") shall be engaged directly or indirectly in the business of licensing of television or radio stations and provision of programming engaged in by the Corporation, or any subsidiary, in any country in Europe where the Corporation, or any subsidiary, conducts such business at any time during the Term (a "Competitive Activity"); provided, however, that the foregoing shall not be deemed to prevent Wyllie from investing in not more than 5% of the outstanding securities of a public company. If, for a period of two years after the Term, Wyllie or a Wyllie Affiliate proposes to engage in what may be a Competitive Activity, Wyllie shall so notify the Corporation in writing which shall fully set forth and describe in detail the nature of the activity which may be a Competitive Activity, the names of the companies or other entities with or for whom such activity is proposed to be undertaken, and whether it is proposed to be engaged in by Wyllie or by a Wyllie Affiliate (the "Section 5 Notice"). If, within 30 days after notice to the Corporation pursuant to a Section 5 Notice, the Corporation shall fail to notify Wyllie that it deems the proposed activity to be a Competitive Activity, then Wyllie shall be free to engage in the activities described in the Section 5 Notice without violation of this Section
5.1. It is understood and agreed that any opportunity directly or indirectly related to any business engaged in by the Corporation, or any subsidiary, in any country in Europe where the Corporation, or any subsidiary, conducts such business at any time during the Term shall be deemed a corporate opportunity of the Corporation and Wyllie shall promptly make such opportunity available exclusively to the Corporation.


5.2. Wyllie shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity other than Central European Media Enterprises Ltd. Or any subsidiary thereof. Any Confidential Information (as hereinafter defined) other than in connection with the performance of his duties hereunder. It is the specific intent of the Corporation and Wyllie that each and all of the provisions set forth hereinabove shall be valid and enforceable as specifically set forth hereinabove; and that Wyllie acknowledges that the Corporation's remedies at law are likely to be inadequate, and Wyllie consents to the application of the equitable remedies of specific performance to enforce the Corporation's rights hereunder. Further, should any person seek to legally compel Wyllie (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demands or otherwise) to disclose any Confidential Information, Wyllie shall provide the Corporation with prompt notice followed up in writing so that the Corporation may seek a protective order or other appropriate remedy, failing which Wyllie shall be entitled to make such disclosure as is legally required. In


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any event Wyllie shall use his best efforts with the advice of counsel to furnish only that portion of the Confidential Information which is legally required and, with the cooperation of the Corporation, will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded information so disclosed. In the event of a breach or a threatened breach by Wyllie of the provisions of this Section 5.2, the Corporation may, in addition to any other remedies it may have, obtain injunctive relief in any court of appropriate jurisdiction to enforce this Section 5.2. The provisions of this Section 5.3 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable. Any records of Confidential Information prepared by Wyllie or which come into Wyllie's possession during the Term are and remain the property of the Corporation and upon termination of this Agreement all such records and copies thereof shall be either left with or returned to the Corporation.


5.3 The term "Confidential Information" shall mean information disclosed to Wyllie or known, learned, created or observed by him as a consequence of or through this Agreement, not generally known in the relevant trade or industry, about the Corporation's business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending license applications or investments in license holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.


6. Indemnification.


6.1 The Corporation will indemnify Wyllie and pay on his behalf all Expenses (as defined below) incurred by Wyllie in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Agreement occurred prior to or after the date of this Agreement provided that Wyllie shall promptly notify the Corporation of such Proceedings and the Corporation shall be entitled to participate in such Proceedings and, to the extent that it wishes, jointly with Wyllie, assume the defence thereof with counsel of its choice. This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of the gross negligence, wilful misconduct or bad faith of Wyllie.


6.2 The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which Wyllie may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that Wyllie in good faith believes might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, by reason of the fact that Wyllie is or was a director, officer, employee, agent or fiduciary of the Corporation, by reason of any action taken by Wyllie or of any inaction on his part while acting as such director, officer, employee, agent or fiduciary or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee, trustee, fiduciary or agent of another corporation,


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partnership, joint venture, employee benefit plan, trust or other enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.


6.3. The term "Expenses" shall include, without limitation thereto, expenses (including, without limitation, attorney's fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of Wyllie and any Expenses of establishing a right to indemnification under this Agreement.


6.4. The Expenses incurred by Wyllie in any Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of the Proceeding at the written request of Wyllie. Wyllie hereby agrees and undertakes to repay such amounts if it shall ultimately be decided in a Proceeding that he is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise.


6.5. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Wyllie may be entitled under the Corporation's Articles of Incorporation or Bye-Laws, any agreement, any vote of stockholders or disinterested directors, the laws under which the Corporation was formed, or otherwise, and may be exercised in any order Wyllie elects and prior to, concurrently with or following the exercise of any other such rights to which Wyllie may be entitled, including pursuant to directors and officers insurance maintained by the Corporation, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Agreement. To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Corporation's Articles of Incorporation, Bye-Laws and this Agreement, it is the intent of the parties hereto that Wyllie shall enjoy by this Agreement the greater benefit so afforded by such change. The provisions of this Section 6 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable.


7. Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation, prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Wyllie shall not transfer, assign, convey, pledge or encumber this Agreement, or his rights, title or interest herein without the prior consent of the Corporation.


8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Sections 2.6, 2.7, 4.3, 6 and 7 hereof.


9. Headings. The headings of the section hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.


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10. Interpretation. In case any one or more of the provisions contained in this
Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.


11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail or when delivered by hand or recognized overnight courier service, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:


To the Corporation:

52 Poland Street
London W1F 7NH England
Attn: President and Chief Executive Officer


with a copy to:

Legal Department
52 Poland Street
London W1F 7NH
United Kingdom


To Wyllie


12 Woodlands Terrace
Charlton
London SE7 8DD
United Kingdom


provided, however, that any notice of change of address shall be effective only upon receipt.


12. Waivers. If any party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.


13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by the parties hereto.


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14. Survival. Sections 2.4 - 2.8, 3.3, 3.6, 4.3, 5.1 - 5.3 and 16 shall survive the termination hereof, whether such termination shall be by expiration of this Agreement or any early termination pursuant to Section 2 hereof.


15. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of law. The Parties hereby consent to the jurisdiction of the courts of the State of New York with respect to any claim arising under or based upon this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



CME DEVELOPMENT CORPORATION



By: /s/ Fred T Klinkhammer


Title:  President and C.E.O.




/s/ MARK WYLLIE  Dated July 26, 2000



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